EXHIBIT 99.1

SHUFFLE MASTER, INC. 1106 Palms Airport Dr. Las Vegas, NV 89119 www.shufflemaster.com
News Release
FOR FURTHER INFORMATION CONTACT: Julia Boguslawski Investor Relations ph: (702) 897-7150 fax: (702) 270-5161	Timothy J. Parrott, CEO Linster W. Fox, CFO ph: (702) 897-7150 fax: (702) 270-5161

Shuffle Master, Inc. Reports Fourth Quarter and Fiscal Year Ended 2009 Results

LAS VEGAS, Nevada, Thursday, January 14, 2010 - Shuffle Master, Inc. (NASDAQ Global Select Market:  SHFL) (“Shuffle Master” or the “Company”) today announced its results for the fourth quarter and fiscal year ended October 31, 2009.

Fourth Quarter 2009 Financial Highlights

♦	Revenue of $54.6 million increased by 2%, or $1.0 million, year-over-year from $53.6 million.

♦	Total lease, royalty and service revenue was up 9% year-over-year and 5% sequentially, and totaled $22.1 million, or 40% of total revenue as compared to 38% of total revenue in the year-ago quarter.

♦	Gross margin increased 140 basis points to 59%.

♦
GAAP net income and diluted earnings per share ("EPS") increased to $6.2 million and $0.12, respectively, compared to a net loss of ($15.0) million and ($0.28) in the prior year period.  The prior year period included a goodwill impairment charge of $22.1 million, or ($0.41) related to the Company's Electronic Table Systems ("ETS") segment.

♦	Adjusted EBITDA totaled $18.2 million, up 16% from $15.7 million year-over-year.

♦	Selling, general and administrative ("SG&A") expenses decreased by $3.3 million to $15.4 million, or 18% year-over-year.

“Despite the adverse economic climate, we achieved year-over-year revenue growth in the quarter,” said Tim Parrott, Chief Executive Officer.  “Lease, royalty and service revenue of $22.1 million plus 25% growth year-over-year in our EGM business helped drive total revenue to $54.6 million."

Fiscal Year 2009 Financial Highlights

♦
Revenue of $179.4 million decreased by 6%, or $10.6 million, year-over-year from $190.0 million but was relatively flat, within less than 1% of the prior year, when adjusted for foreign currency fluctuations.

♦	Year-to-date lease, royalty and service revenue was up 7% year-over-year and totaled $83.9 million, or 47% of total revenue as compared to 41% of total revenue a year-ago.

♦	Gross margin increased 50 basis points year-over-year to 59%.

♦
GAAP net income and EPS increased to $15.5 million and $0.29, respectively, compared to a net loss of ($10.8) million and ($0.27) in the prior year period on a 34% increase of diluted common shares. Included in the prior year period was a goodwill impairment charge of $22.1 million, or ($0.55) related to the Company's ETS segment.

♦	Adjusted EBITDA totaled $56.6 million, up 12% from $50.5 million year-over-year.

♦
SG&A, excluding the impact of $6.8 million of severance charges, decreased $14.5 million, or 20% year-over-year. This savings includes a favorable impact of $2.3 million when adjusted for the exchange effect of a stronger U.S. dollar.

♦	Net debt (total debt, less cash and cash equivalents) was $34.4 million lower than at the end of fiscal year 2008.

♦	Cash and cash equivalents totaled $7.8 million as of October 31, 2009 as compared to $5.4 million as of October 31, 2008.

“Besides our top line success in the fourth quarter, we also paid down over $30 million of debt, and achieved nearly double our SG&A rationalization target for the fiscal year,” said Linster W. (Lin) Fox, Chief Financial Officer.  “This positions us with a very strong balance sheet to start the new fiscal year. With a leaner cost structure, and a robust product portfolio, we are well positioned for 2010.”

Fourth Quarter 2009 Business Segment Highlights

Utility

♦	Total Utility lease and service revenue of $9.6 million grew 6% year-over-year driven by i-Deal™ and one2six® shuffler placements.

♦	Total Utility revenue decreased 13% to $18.7 million as compared to $21.6 million year-over-year, driven by decreases in shuffler and chipper sales revenue.

♦	Total leased shuffler installed base grew year-over-year by 379 units to 5,697 units.

♦	Gross margin increased year-over-year from 53% to 54%.

♦	Significant year-over-year placements of the i-Deal shuffler with 697 units installed since the year-ago quarter; 206 of those were installed in the fourth quarter 2009.

♦	The total i-Deal installed base grew to 1,173 units, of which approximately 60% are units on lease.

Proprietary Table Games ("PTG")

♦	Total PTG lease, royalty and service revenue increased 2% year-over-year to $8.8 million.

♦	Total PTG revenue was flat year-over-year at $10.0 million.

♦
Gross margin increased year-over-year from 81% to 84%.  Gross margin was negatively impacted in the fourth quarter of 2008 by the sale of side bet lifetime licenses which carry a substantially lower average sales price compared to premium titles.

♦	100 net placements of progressive upgrades in the fourth quarter as compared to 18 net placements made in the year-ago quarter which contributed $0.6 million in lease revenue for the fourth quarter.

♦	As of the fourth quarter, there were approximately 360 total progressives. Fortune Pai Gow Poker® Progressive and Three Card Poker® Progressive comprised approximately 80% of all upgrades.

Electronic Table Systems ("ETS")

♦
Total ETS lease, royalty and service revenue was a record $3.7 million, up 42% year-over-year, as a result of increased Table Master seats on lease, led by proprietary titles such as Royal Match 21®, Three Card Poker® and Bet the Set “21”®.

♦	Total ETS revenue increased 1% to $7.3 million as compared to $7.2 million in the prior year period as a result of a significant increase in leased Table Master® and sold Vegas Star® seats.

♦	Fiscal year 2009 was a record for net placements of ETS leased seats with approximately 690 installed, predominantly Table Master placements.

♦	Gross margin remained relatively flat from the prior year period at 45%.

Electronic Gaming Machines ("EGM")

♦
Total EGM revenue grew 25% to a record $18.6 million compared to the prior year period as a result of increased placements and $3.0 million due to the sale of other related peripherals.  Total EGM revenue grew approximately 21% in Australian dollars.

♦
Gross margin increased year-over-year from 49% to 56%, led by the increased amount of other related peripheral sales including conversion kits which carry a substantially higher margin than completed units.

♦	Total placements of EGM seats grew 5% from the prior year period.

"We are still cautious in our future outlook, but 2009's operating results demonstrated our ability to successfully manage through the recession and, subject to unknown economic factors, we feel there is a good opportunity to grow revenue in 2010," Parrott continued.  "The theme we began in 2009, and will carry into 2010, centers around the core strategic objective of developing a true “strategic partner” relationship with our customers.  We launched this initiative publicly at G2E 2009 with our 12-Point Pledge, a series of commitments we are making internally and externally to help us achieve this mission critical objective, and believe it is the right direction to meet the needs of our customers and other stakeholders.”

Further detail and analysis of the Company's financial results for the year ended October 31, 2009, is included in its Form 10-K, which has been filed with the Securities and Exchange Commission today, January 14, 2010.

Webcast & Conference Call Information

Company executives will provide additional perspective on the Company’s fourth quarter and year end earnings results during a conference call on January 14, 2010 at 2 pm Pacific Time.  Those interested in participating in the call may do so by dialing (201) 689-8263 or toll-free (877) 407-0792 and requesting Shuffle Master’s Fourth Quarter 2009 Conference Call.  A hardcopy of the presentation materials may be printed from the Shuffle Master, Inc. website, www.shufflemaster.com, shortly before the start of the call.  In conjunction with the call, a live audio webcast may be accessed at www.shufflemaster.com.  In order to access the live audio webcast please allow at least 15 minutes before the start of the call to visit Shuffle Master’s website and download/install any necessary audio/video software for the webcast.  Immediately following the call and through February 14, 2010, a playback can be heard 24-hours a day by dialing (201) 612-7415 or toll-free (877) 660-6853; account number is 3055; conference I.D. number is 341581.

About Shuffle Master, Inc.

Shuffle Master, Inc. is a gaming supply company specializing in providing its casino customers with improved profitability, productivity and security, as well as popular and cutting-edge gaming entertainment content, through value-add products in four distinct categories: Utility products which include automatic card shuffler, roulette chip sorters and intelligent table system modules, Proprietary Table Games which include live table game tournaments, Electronic Table Systems which include various e-Table game platforms and Electronic Gaming Machines which include traditional video slot machines for select markets. The Company is included in the S&P Smallcap 600 Index.  Information about the Company and its products can be found on the Internet at www.shufflemaster.com.

###

Forward Looking Statements

This release contains forward-looking statements that are based on management’s current beliefs and expectations about future events, as well as on assumptions made by and information available to management. The Company considers such statements to be made under the safe harbor created by the federal securities laws to which it is subject, and assumes no obligation to update or supplement such statements. Forward-looking statements reflect and are subject to risks and uncertainties that could cause actual results to differ materially from expectations. Risk factors that could cause actual results to differ materially from expectations include, but are not limited to, the following: the Company’s intellectual property or products may be infringed, misappropriated, invalid, or unenforceable, or subject to claims of infringement, invalidity or unenforceability, or insufficient to cover competitors' products; the gaming industry is highly regulated and the Company must adhere to various regulations and maintain its licenses to continue its operations; the Company’s ability to implement its ongoing strategic plan successfully is subject to many factors, some of which are beyond the Company’s control; litigation may subject the Company to significant legal expenses, damages and liability; the Company’s products currently in development may not achieve commercial success; the Company competes in a single industry, and its business would suffer if its products become obsolete or demand for them decreases; any disruption in the Company’s manufacturing processes or significant increases in manufacturing costs could adversely affect its business; the products in each of our segments may experience losses due to technical difficulties or fraudulent activities; the Company operates in a very competitive business environment; the Company is dependent on the success of its customers and is subject to industry fluctuations; risks that impact the Company’s customers may impact the Company; certain market risks may affect the Company’s business, results of operations and prospects; a continued downturn in general worldwide economic conditions or in the gaming industry or a reduction in demand for gaming may adversely affect the Company’s results of operations; the Company’s domestic and global growth and ability to access capital markets are subject to a number of economic risks; economic, political, legal and other risks associated with the Company’s international sales and operations could adversely affect its operating results; changes in gaming regulations or laws; the Company is exposed to foreign currency risk; the Company could face considerable business and financial risk in implementing acquisitions; if the Company’s products contain defects, its reputation could be harmed and its results of operations adversely affected; the Company may be unable to adequately comply with public reporting requirements; the Company’s continued compliance with its financial covenants in its senior secured credit facility is subject to many factors, some of which are beyond the Company’s control; the restrictive covenants in the agreement governing the Company’s senior secured credit facility may limit its ability to finance future operations or capital needs or engage in other business activities that may be in its interest; and the Company’s business is subject to quarterly fluctuation. Additional information on these and other risk factors that could potentially affect the Company’s financial results may be found in documents filed by the Company with the Securities and Exchange Commission, including the Company’s current reports on Form 8-K, quarterly reports on Form 10-Q and its latest annual report on Form 10-K.

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SHUFFLE MASTER, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	October 31,		October 31,
	2009	2008	2009	2008
Revenue:
Product leases and royalties	$20,133	$18,209	$76,258	$70,898
Product sales and service	34,426	35,351	103,113	118,948
Other	10	54	56	160
Total revenue	54,569	53,614	179,427	190,006
Costs and expenses:
Cost of leases and royalties	6,576	5,627	24,559	21,866
Cost of sales and service	15,952	17,252	49,197	57,238
Gross profit	32,041	30,735	105,671	110,902
Selling, general and administrative	15,411	18,699	63,647	71,350
Research and development	4,954	4,833	17,349	18,474
Impairment of goodwill	-	22,137	-	22,137
Total costs and expenses	42,893	68,548	154,752	191,065

Income (loss) from operations	11,676	(14,934)	24,675	(1,059)

Other income (expense)
Interest income	125	651	860	1,759
Interest expense	(1,104)	(510)	(5,401)	(6,630)
Other, net	(77)	2,560	731	1,261
Total other income (expense)	(1,056)	2,701	(3,810)	(3,610)
Gain on early extinguishment of debt	-	1,773	1,961	1,773
Impairment of investment	-	(74)	-	(1,560)
Income (loss) from operations before tax	10,620	(10,534)	22,826	(4,456)
Income tax provision	4,376	4,512	7,367	6,346
Income (loss) from continuing operations	6,244	(15,046)	15,459	(10,802)
Discontinued operations, net of tax	-	-	-	(1)
Net income (loss)	$6,244	$(15,046)	$15,459	$(10,803)

Basic earnings (loss) per share:	$0.12	$(0.28)	$0.29	$(0.27)
Diluted earnings (loss) per share:	$0.12	$(0.28)	$0.29	$(0.27)

Weighted average shares outstanding:
Basic	53,171	54,579	53,120	40,006
Diluted	53,841	54,579	53,449	40,006

SHUFFLE MASTER, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)

	October 31,	October 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$7,840	$5,374
Accounts receivable, net of allowance for bad debts of $630 and $584	36,371	28,915
Investment in sales-type leases and notes receivable, net of allowance
for bad debts of $164 and $202	2,281	5,655
Inventories	27,639	22,753
Prepaid income taxes	5,893	7,459
Deferred income taxes	6,637	5,318
Other current assets	5,897	4,925
Total current assets	92,558	80,399
Investment in sales-type leases and notes receivable, net of current portion	1,295	1,961
Products leased and held for lease, net	23,653	21,054
Property and equipment, net	9,506	9,143
Intangible assets, net	71,338	66,153
Goodwill	74,662	60,929
Deferred income taxes	9,414	10,013
Other assets	3,043	12,294
Total assets	$285,469	$261,946
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$6,336	$10,645
Accrued and other current liabilities	16,608	13,441
Deferred income taxes	62	-
Customer deposits	2,828	2,211
Deferred revenue	6,802	4,610
Current portion of long-term debt	650	41,753
Total current liabilities	33,286	72,660
Long-term debt, net of current portion	92,560	83,396
Other long-term liabilities	3,549	2,659
Deferred income taxes	-	373
Total liabilities	129,395	159,088
Commitments and Contingencies
Shareholders' equity:
Common stock, $0.01 par value; 151,368 shares authorized; 53,617 and	536	535
53,535 shares issued and outstanding
Additional paid-in capital	88,977	83,710
Retained earnings	42,282	26,823
Accumulated other comprehensive income (loss)	24,279	(8,210)
Total shareholders' equity	156,074	102,858
Total liabilities and shareholders' equity	$285,469	$261,946

SHUFFLE MASTER, INC.
SUPPLEMENTAL DATA
(Unaudited, in thousands)

	Three Months Ended		Twelve Months Ended
	October 31,		October 31,
	2009	2008	2009	2008

Reconciliation of income (loss) from continuing operations to Adjusted EBITDA

Income (loss) from continuing operations	$6,244	$(15,046)	$15,459	$(10,802)
Impairment of goodwill	-	22,137	-	22,137
Other expense (income)	1,056	(2,701)	3,810	3,610
Share-based compensation	431	929	6,480	4,189
Income tax provision	4,376	4,512	7,367	6,346
Depreciation and amortization	6,136	5,769	23,515	23,440
Impairment of investment	-	74	-	1,560

Adjusted EBITDA (1)	$18,243	$15,674	$56,631	$50,480

Adjusted EBITDA margin	33.4%	29.2%	31.6%	26.6%

Reconciliation of income (loss) from operations to Adjusted income (loss) from operations

Income (loss) from operations	$11,676	$(14,934)	$24,675	$(1,059)
Impairment of goodwill	-	22,137	-	22,137

Adjusted Income (loss) from operations (2)	$11,676	$7,203	$24,675	$21,078

Adjusted Income (loss) from operations margin	21.4%	13.4%	13.8%	11.1%

1.
Adjusted EBITDA is earnings before other expense (income), provision for income taxes, depreciation and amortization, impairment of goodwill, impairment of investment and share-based compensation.  Adjusted EBITDA is presented exclusively as a supplemental disclosure because management believes that it is a useful performance measure and is widely used to measure performance, and as a basis for valuation, within the Company’s industry. Adjusted EBITDA is not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison.  Management uses Adjusted EBITDA as a measure of the operating performance of its segments and to compare the operating performance of its segments with those of its competitors.  The Company also presents Adjusted EBITDA because it is used by some investors as a way to measure a company’s ability to incur and service debt, make capital expenditures and meet working capital requirements.  Gaming equipment suppliers have historically reported Adjusted EBITDA as a supplement to financial measures in accordance with U.S. generally accepted accounting principles (“GAAP”).  Adjusted EBITDA should not be considered as an alternative to operating income (loss), as an indicator of the Company’s performance, as an alternate to cash flows from operating activities, as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP.  Unlike net income (loss), Adjusted EBITDA does not include depreciation and amortization or interest expense and therefore does not reflect current or future capital expenditures or the cost of capital.  The Company compensates for these limitations by using Adjusted EBITDA as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of operating performance.  Such GAAP measurements include operating income (loss), net income (loss), cash flows from operations and cash flow data.  The Company has significant uses of cash flows, including capital expenditures, interest payments, debt principal repayments, taxes and other non-recurring charges, which are not reflected in Adjusted EBITDA.

2.
Adjusted income (loss) from operations is income (loss) from operations excluding impairment of goodwill.  Adjusted income (loss) from operations is presented exclusively as a supplemental disclosure because management believes that it is a useful performance measure and is widely used to measure performance, and as a basis for valuation, within the Company’s industry. Adjusted income (loss) from operations is not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison.  Management uses Adjusted income (loss) from operations as a measure of the operating performance of the Company and to compare the operating performance of the Company against its competitors. Adjusted income (loss) from operations should not be considered as an alternative to operating income (loss), as an indicator of the Company’s performance or as an alternative to any other measure determined in accordance with GAAP. The Company compensates for these limitations by using Adjusted income (loss) from operations as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of operating performance.  Such GAAP measurements include operating income (loss), net income (loss), cash flows from operations and cash flow data.  The Company has significant uses of cash flows, including capital expenditures, interest payments, debt principal repayments, taxes and other non-recurring charges, which are not reflected in Adjusted income (loss) from operations.

SHUFFLE MASTER, INC.
BUSINESS SEGMENT DATA
(Unaudited, in thousands)

	Three Months Ended		Twelve Months Ended
	October 31,		October 31,
	2009	2008	2009	2008

Utility:
Revenue	$18,726	$21,582	$71,707	$80,893
Gross profit	10,061	11,330	40,513	46,097
Gross margin	53.7%	52.5%	56.5%	57.0%

Proprietary Table Games:
Revenue	$9,958	$9,953	$38,697	$38,594
Gross profit	8,383	8,074	32,079	31,983
Gross margin	84.2%	81.1%	82.9%	82.9%

Electronic Table Systems:
Revenue	$7,308	$7,225	$22,342	$27,461
Gross profit	3,255	3,274	9,430	13,068
Gross margin	44.5%	45.3%	41.1%	47.6%

Electronic Gaming Machines:
Revenue	$18,565	$14,800	$46,598	$42,898
Gross profit	10,330	7,215	23,643	19,662
Gross margin	55.6%	48.8%	50.7%	45.8%

Unallocated Corporate:
Revenue	$12	$54	$83	$160
Gross profit	12	842	6	92

Total:
Revenue	$54,569	$53,614	$179,427	$190,006
Gross profit	32,041	30,735	105,671	110,902
Gross margin	58.7%	57.3%	58.9%	58.4%

Adjusted EBITDA
as a percentage of total revenue	33.4%	29.2%	31.6%	26.6%

Adjusted Income (loss) from operations
as a percentage of total revenue	21.4%	13.4%	13.8%	11.1%